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                       CONSENT OF INDEPENDENT ACCOUNTANTS

                              --------------------



To the Board of Directors
 of The Glenmede Fund, Inc.:



                  We consent to the incorporation by reference in Post-Effective Amendment No. 23 to the Registration Statement of The Glenmede Fund, Inc. (the "Fund") on Form N-1A (File Number 33-22884) of our report dated December 9, 1996 on our audit of the financial statements and financial highlights of the Fund for the year ended October 31, 1996, which report is included in the Annual Report to Shareholders for the year ended October 31, 1996, which is incorporated by reference in the Registration Statement. We also consent to the reference of our firm under the caption "Financial Statements" in the Statement of Additional Information.





/s/ Coopers & Lybrand LLP
-------------------------
COOPERS & LYBRAND LLP





Philadelphia, Pennsylvania
August 5, 1997